Exhibit 99.1

The St. Joe Company (JOE) Reports Fourth Quarter and Full Year 2007 Financial Results

Panama City – Bay County International Airport Construction Continues

Wm. Britton Greene to be Promoted to Chief Executive Officer at Annual Meeting

Peter S. Rummell to Continue as Chairman of the Board

JACKSONVILLE, Fla.--(BUSINESS WIRE)--The St. Joe Company (NYSE:JOE) today announced Net Income for the fourth quarter 2007 of $1.0 million, or $0.01 per share, compared with $22.3 million, or $0.30 per share, for the fourth quarter of 2006. JOE’s fourth quarter results included pre-tax restructuring charges of $6.2 million, or $0.05 per share after tax, and $4.3 million, or $0.04 per share after tax, related to the write-off of a minority position in a liquidating trust. All per share references in this release are presented on a diluted basis.

For the full year 2007, JOE had Net Income of $39.2 million, or $0.53 per share, compared with $51.0 million, or $0.69 per share, for the full year 2006. Full year results were affected by:

--	Pre-tax impairment charges for the full year 2007 totaled $23.2 million, or $0.19 per share after tax, which included:

	--	Approximately $13.6 million primarily related to a write-down of costs on homes and home sites in JOE's residential segment to approximate fair value;

	--	Approximately $7.4 million for the write-off of goodwill at Sunshine State Cypress sawmill and mulch plant based on an assessment of its current fair value, which has been included in discontinued operations; and

	--	A charge of $2.2 million for discontinued operations relating to the sale of Saussy Burbank completed in 2007.

--	Pre-tax restructuring charges of $8.9 million, or $0.07 per share after tax.

--	Pre-tax charge of $4.3 million, or $0.04 per share after tax, related to the write-off of a liquidating trust minority position.

--	Pre-tax gain of $47.8 million, or $0.39 per share after tax, included in discontinued operations relating to the sale of JOE's office building portfolio in 2007.

“This past year was clearly difficult,” said chairman and CEO Peter S. Rummell. “We believe we have taken appropriate steps, through our previously announced restructuring plan, to position JOE to weather continuing difficult market conditions and ultimately for future growth when market conditions improve. As we prepare for the traditional spring selling season, Northwest Florida resort and residential real estate markets remain very weak, commercial markets are somewhat stronger, and rural land demand remains steady. During this period of uncertainty, we will remain patient and disciplined in our approach to the sale of our assets with an eye toward maximizing the value of JOE’s land.”

Airport Progress Continues

Since the start of 2008, several favorable federal court rulings have allowed construction to proceed at the new Panama City – Bay County International Airport.

On January 28, 2008, the Panama City – Bay County International Airport and Industrial District (Airport Authority) announced that the U.S. Court of Appeals for the 2nd Circuit had issued a ruling lifting the temporary stay that had limited construction at the new airport site to areas outside jurisdictional wetlands. The ruling was in response to a motion filed in a lawsuit to overturn the Federal Aviation Administration’s Record of Decision to relocate the airport.

In late January this year, in response to a separate legal challenge to the issuance of a Section 404 permit by the U.S. Army Corps of Engineers, the U.S. District Court for the Middle District of Florida denied a request for a Temporary Restraining Order to halt construction. In the same case, on February 14, 2008, the Court denied a request for a preliminary injunction to halt construction. In its ruling the Court said: “The Court finds plaintiffs have failed to carry their burden of demonstrating they are substantially likely to prevail on any of their NEPA (National Environmental Policy Act) or CWA (Clean Water Act) claims against the Corps.”

“Each day the Airport Authority continues with construction brings us one day closer to a new airport capable of attracting better air service and stronger economic development to the region,” said Rummell. “It also brings us closer to the permanent protection of West Bay and the establishment of the 40,000-acre West Bay Preservation Area.”

Previously the Airport Authority had received final permits, completed and approved the airport relocation financial package and broken ground on the new facility. The Airport Authority continues to estimate that the new airport will open in 2010, barring unexpected delays or additional legal challenges.

JOE’s Board Approves Succession Plan

The JOE Board of Directors approved a succession plan that calls for the promotion of Britt Greene to president and CEO. Greene will be promoted to CEO at the Annual Shareholder Meeting on May 13, 2008. Rummell will continue in his role as the chairman of JOE’s Board of Directors.

“I am immensely proud of what we have accomplished during the last 11 years,” said Rummell. “Since 1997, an aging paper maker has been transformed into a preeminent place maker. Now, with construction underway for a new international airport and with new hospitals, schools and other infrastructure coming into reality, JOE’s Northwest Florida has arrived at a significant tipping point. With this foundation in place, coupled with the skills and experience of Britt and the JOE team, I believe the next decade will bring greater success for JOE as Northwest Florida emerges as one of America’s newest great destinations. We have demonstrated that we can accomplish great things on a large scale, and I am optimistic that JOE can leverage these unique abilities in this part of the cycle into new opportunities for the future.”

“Leading JOE is not only a huge responsibility but an enormous opportunity,” said Greene. “JOE is Northwest Florida’s primary supplier of entitled land and we are actively discussing development opportunities with a variety of strategic partners. We are focused on harnessing the region’s unique assets to create demand for our vast land holdings. Peter’s leadership has provided an extraordinary foundation on which we can build for the future.”

Land Holdings and Entitlements

On December 31, 2007, JOE owned approximately 700,000 acres, concentrated primarily in Northwest Florida. These holdings include approximately 310,000 acres within 10 miles of the coast of the Gulf of Mexico. JOE also owns approximately 14,000 acres in southwest Georgia.

On December 31, 2007, JOE’s land-use entitlements in hand or in process totaled approximately 46,000 residential units and approximately 14.5 million square feet of commercial space, as well as an additional 633 acres with land-use entitlements for commercial uses.

Restructuring Update

As part of its previously-announced restructuring plan, JOE is focused on harvesting its non-core assets, strengthening its balance sheet and streamlining its operating structure. JOE is also building a business-to-business competency to market entitled land to strategic partners.

During the fourth quarter JOE announced it was marketing for sale approximately 100,000 acres of non-strategic rural lands. By December 31, 2007, JOE had closed on the sale of 18,274 acres for a total of $28.2 million. JOE currently has contracts on multiple parcels totaling approximately 28,000 acres for an aggregate price of approximately $52 million and is engaged in on-going conversations with several parties on an additional 90,000 acres. These contracts are subject to various closing conditions and due diligence. JOE intends to use the proceeds of these sales primarily to pay down debt and for working capital purposes.

As part of the October 2007 restructuring plan, JOE announced that it intended to accelerate marketing and sales of its inventory of existing developed home sites and homes. “Despite poor market conditions, we have seen some demand for high quality product priced to the market,” said Greene. “To that end, JOE closed on 134 home sites and 31 homes in the fourth quarter. To harvest our embedded investment in existing inventory, we are focusing our efforts to be in position for the traditional buying season that starts in the spring.”

Earlier this month, Beazer Homes confirmed their plans to grow their position in Northwest Florida through a strategic relationship with JOE. Beazer also announced plans to exit a number of other markets nationwide. “JOE and Beazer have entered into a long-term relationship under which JOE entitles and sells home sites in a number of the region’s markets to Beazer,” said Greene. “We are working on several projects now and together plan to identify new opportunities as market conditions in the region improve.”

JOE has also taken important steps to streamline its organizational structure to focus more efficiently on regional planning, business-to-business commercial relationships, strategic alliances and demand-inducing economic development efforts. During the fourth quarter, JOE announced it had entered into management agreements with industry-leading hospitality strategic partners. Approximately 500 JOE employees are now employed by these strategic partners. As a result of these management agreements and other steps to streamline operations, JOE is reducing its direct employee headcount from 980 at the start of the third quarter in 2007 to a projected headcount of approximately 200.

JOE’s capital expenditures have been significantly reduced and are focused on JOE’s growth assets which are best developed with strategic partners. “We continue to evaluate our deployment of capital,” said William S. McCalmont, JOE’s CFO. “We currently expect our capital expenditures in 2008 to be less than $90 million and even lower in 2009, compared to approximately $250 million in 2007 and $600 million in 2006.”

JOE’s Balance Sheet

JOE is weighing a number of alternatives to enhance its financial flexibility, including the negotiation of amendments to its bank credit facility and senior notes, and capital-market transactions. “JOE is committed to strengthening its balance sheet,” said McCalmont. “As part of this commitment, we are working aggressively to lower debt and to identify the most favorable and flexible financing alternatives.”

At December 31, 2007, JOE’s debt was $541 million, including $31 million of debt defeased in connection with the sale of our office building portfolio, as compared to $627 million on December 31, 2006. At the end of the fourth quarter, JOE had approximately $348 million of available capacity under its $500 million Revolving Credit Facility and approximately $55 million of cash and pledged securities on its balance sheet.

JOE’s Strategic Position

“We are working on a number of strategic initiatives designed to stimulate demand as we put time back on our side; however, there are no quick fixes or easy answers,” said Rummell. “We believe we are taking appropriate steps to improve JOE’s position to withstand these challenging market conditions.”

“Longer term we continue to like our position very much,” said Greene. “JOE’s strategic position is one that cannot be duplicated: low basis land, a lot of it, in Florida, all in one region, ahead of the baby boom combined with proven core competency, expertise and know-how to transform potential into value. Meanwhile, an economic engine for the entire region is under construction at West Bay -- the first international airport in the nation since DIA was built in Denver.”

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues
Real estate sales	$80.0	$131.2	$307.8	$456.1
Rental revenue	0.7	1.3	5.1	5.0
Timber sales	6.4	5.3	25.8	24.3
Other revenues	6.7	7.5	38.3	38.9
Total revenues	93.8	145.3	377.0	524.3
Expenses
Cost of real estate sales	35.3	68.4	145.8	247.5
Cost of rental revenue	0.6	0.9	4.5	3.9
Cost of timber sales	5.1	3.5	20.8	18.1
Cost of other revenues	8.4	8.2	39.8	41.2
Other operating expenses	18.0	15.0	68.5	66.0
Corporate expense, net	6.7	10.7	32.7	51.3
Restructuring charge	6.2	0.3	8.9	13.4
Impairment losses	0.6	--	13.6	--
Depreciation and amortization	4.8	5.7	19.4	20.5
Total expenses	85.7	112.7	354.0	461.9
Operating profit	8.1	32.6	23.0	62.4
Other expense	(3.3)	(5.4)	(4.6)	(9.4)
Pretax income from continuing operations	4.8	27.2	18.4	53.0
Income tax benefit (expense)	0.9	(8.9)	(0.9)	(21.5)
Minority interest expense	(0.2)	(0.5)	(1.1)	(6.1)
Equity (loss) in income of unconsolidated affiliates	(5.3)	1.8	(5.3)	8.9
Discontinued operations, net of tax	0.8	2.7	28.1	16.7
Net income	$1.0	$22.3	$39.2	$51.0
Net income per share	$0.01	$0.30	$0.53	$0.69

Weighted average shares outstanding	74,290,357	74,274,077	74,300,601	74,419,159
Revenues by Segment

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Residential
Real estate sales	$40.0	$71.7	$119.0	$317.6
Rental revenue	0.6	0.3	2.9	1.7
Other revenues	6.9	7.3	38.4	38.0
Total Residential	47.5	79.3	160.3	357.3
Commercial
Real estate sales	10.2	28.0	27.6	48.5
Rental revenue	0.1	1.0	2.1	3.3
Other revenues	--	0.2	0.1	0.9
Total Commercial	10.3	29.2	29.8	52.7
Rural Land sales
Real estate sales	29.7	31.5	161.1	90.0
Total Rural Land sales	29.7	31.5	161.1	90.0
Forestry sales	6.3	5.3	25.8	24.3
Total revenues	$93.8	$145.3	$377.0	$524.3
Summary Balance Sheet

	December 31, 2007	December 31, 2006
Assets
Investment in real estate	$943.5	$1,213.5
Cash and cash equivalents	24.3	36.9
Pledged treasury securities	30.7	--
Accounts receivable	8.8	25.8
Notes receivable	56.3	26.0
Prepaid pension asset	109.3	100.9
Property, plant and equipment, net	23.7	44.6
Other assets	59.2	112.7
Assets held for sale	8.1	--
Total assets	$1,263.9	$1,560.4

Liabilities and Stockholders’ Equity
Debt	541.2	627.1
Accounts payable, accrued liabilities	152.3	250.6
Deferred income taxes	83.5	211.1
Liabilities of assets held for sale	0.3	--
Total liabilities	777.3	1,088.8
Minority interest	6.3	10.5
Total stockholders’ equity	480.3	461.1
Total liabilities and stockholders’ equity	$1,263.9	$1,560.4
Debt Schedule

	December 31, 2007		December 31, 2006
Senior revolving credit facility	$132.0		$ 60.0
Senior notes	240.0		307.0
Term loan	100.0		100.0
Bond payable	--		4.0
Debt secured by securities, certain commercial and residential property	69.2		156.1
Total debt	$541.2	(1)	$627.1

(1) Includes $30.7 million of debt defeased in connection with sale of office portfolio.

Additional Information

Additional information with respect to the Company’s results for 2007 will be made available in a Form 8-K that will be filed with the Securities and Exchange Commission today. Reported results are preliminary, not final, and remain subject to adjustment until the filing of our Form 10-K with the SEC later this month.

Conference Call Information

On Tuesday, February 19, 2008, at 10:30 a.m. (EST), JOE will host an interactive conference call to review the company’s results for the quarter and full year ended December 31, 2007.

To participate in the call, please phone 888-600-4885 (for domestic calls from the United States) or 913-312-0385 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is 8972463. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 8972463. The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company’s web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
  future residential and commercial entitlements;
  expected development timetables and projected timing for sales or closings of housing units or home sites in a community;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the anticipated price ranges of developments;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land or building sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  absorption rates and expected gains on land and home site sales;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  the pace at which we release new products for sale;
  comparisons to historical projects;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of company stock which may be purchased under the company’s existing or future share-repurchase program.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the lack of available mortgage financing and changes in interest rates and conditions in the financial markets;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility, senior notes and certain other debt, or the restructuring of such debt on terms less favorable to us;
  possible future write-downs to the book value of a real estate assets;

  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  a failure to attract homebuilder customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the development of a proposed new airport in Bay County, which is dependent on the availability of adequate funding and the successful resolution of any legal challenges;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
  high property tax rates in Florida, and future changes in such rates;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2008, The St. Joe Company. “St. Joe,” “JOE,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company, Jacksonville
JOE Media Contact: Jerry M. Ray, 904-301-4430
jray@joe.com
or
JOE Investor Contact: David Childers, 904-301-4302
dchilders@joe.com